Exhibit 3.830
CERTIFICATE OF FORMATION
OF
REPUBLIC SERVICES OF SOUTH CAROLINA, LLC
     1. The name of the limited liability company is: REPUBLIC SERVICES OF SOUTH CAROLINA, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of REPUBLIC SERVICES OF SOUTH CAROLINA, LLC this 22nd day of June, 2000.

REPUBLIC SERVICES OF SOUTH CAROLINA, LLC
By:	it’s sole Member

REPUBLIC SERVICES, INC.

s/ David A. Barclay
David A. Barclay, Senior Vice President
and Secretary